EXHIBIT 10.12
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”) is entered into as of August 9, 2007, by and between GUARANTY FINANCIAL GROUP INC., a Delaware corporation (the “Company”), and KENNETH R. DUBUQUE (the “Executive”).
     WHEREAS, the Executive currently is employed by Temple-Inland Inc. (“Temple-Inland”);
     WHEREAS, Temple-Inland has determined that it is appropriate, desirable and in the best interests of Temple-Inland and its stockholders to effect (i) a spinoff to the Temple-Inland stockholders of the stock of a subsidiary holding Temple-Inland’s real estate operations, (ii) a spinoff to the Temple-Inland stockholders of the Company, and (iii) a sale of Temple-Inland’s timberland holdings to an unrelated third party;
     WHEREAS, the Executive currently is employed by and a party to a Change in Control Agreement (the “Existing CIC Agreement”) with Temple-Inland;
     WHEREAS, effective as of the effective time of the spinoff of the Company (the “Separation”), the parties intend for the Existing CIC Agreement to cease to be of any force or effect;
     WHEREAS, the Company desires to employ the Executive effective as of the Separation upon the terms and conditions set forth herein; and
     WHEREAS, the Executive is willing and able to accept employment with the Company on such terms and conditions.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Executive hereby agree as follows:
     1. Effective Date; Employment Period. Subject to the provisions of Section 4 hereof, the term of this Agreement shall commence as of the date of the Separation (such date, the “Effective Date”) and shall end on the third anniversary thereof, provided that, subject to Section 4 hereof, commencing on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than one year prior to each such date, the Company or the Executive shall have given notice not to extend the term of this Agreement, and provided further that (a) in the event that the Separation does not occur on or prior to December 28, 2007, the parties agree to make such amendments to this Agreement as are appropriate to take into account such event, and (b) if that certain Transformation Agreement between

Kenneth M. Jastrow and Temple-Inland dated as of August 9, 2007, terminates prior to Mr. Jastrow’s resignation as Chief Executive Officer and Chairman of the Board of Directors of Temple-Inland, then this Agreement shall automatically terminate at such time and shall be of no force or effect. No obligations of the Company or the Executive under this Agreement (other than those of the Company under Section 16(a) hereof) shall become effective unless and until the Separation occurs. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration. All periods during which the Executive is employed hereunder shall hereinafter be referred to as the “Employment Period.”
     2. Positions and Duties.
     (a) Position and Reporting. During the Employment Period, the Company will employ the Executive, and the Executive agrees to serve and accept employment, as the Chief Executive Officer of the Company (the “Chief Executive Officer”), reporting directly to the Board of Directors of the Company (the “Board”). As Chief Executive Officer, the Executive shall perform the customary duties of such position, subject to the direction and control of the Board, and shall perform such other duties, not inconsistent with such position, as the Board may require.
     (b) Board Membership. The Company agrees to use its best efforts (including, without limitation, the solicitation of proxies) to cause the Executive to be elected and re-elected to the Board during the Employment Period and to be appointed and re-appointed as Chief Executive Officer. The Executive agrees to assist in such efforts and to serve if elected or appointed, as the case may be. Upon any termination of his employment with the Company, the Executive shall immediately resign from the Board and the boards of directors of any subsidiaries of the Company on which he may serve.
     (c) Other Activities. During the Employment Period, the Executive shall devote all of his working time to his duties hereunder, shall devote his best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided that the Executive may serve on up to three corporate boards (other than the Board) with the approval of the Board, which approval shall not be unreasonably withheld; and provided further that the corporate boards on which such service is approved as of the Effective Date are identified on Appendix A hereto. Notwithstanding the foregoing provisions of this subsection (c), it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees to the extent that such service does not interfere with his duties under this Agreement.

     (d) Place of Employment. The Executive shall perform his services hereunder principally at the Company’s headquarters in Austin, Texas; provided that the Executive shall temporarily perform services in other locations as may be reasonably required for the performance of his duties hereunder.
     3. Compensation. In consideration of the performance by the Executive of his duties hereunder, during the Employment Period the Company shall pay or provide to the Executive the following compensation and benefits, which the Executive agrees to accept in full satisfaction for his services, it being understood that all standard Company deductions shall be withheld from such compensation:
     (a) Base Salary. The Executive shall receive a base salary equal to Six Hundred Fifty Thousand Dollars ($650,000) per annum (the “Base Salary”), which Base Salary shall be paid in accordance with the Company’s normal payroll practices. The Base Salary shall be reviewed for adjustment (on or about February of each year) by the Management Development and Executive Compensation Committee of the Board (the “MDECC”); provided that any adjustment shall be made in the sole discretion of the MDECC; and provided further that the Base Salary shall not be reduced to a lesser amount. The term “Base Salary” as used herein shall be deemed to refer to any such amount as it may be increased from time to time.
     (b) Bonuses. The Executive shall be eligible for an annual performance-based cash bonus on terms established in the discretion of the MDECC, but on a basis substantially no less favorable than that applicable to other senior executives of the Company.
     (c) Employee Benefits. The Executive shall be entitled to participate in the retirement, health and life insurance and other welfare and fringe benefit plans and programs of the Company on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable to other senior executives of the Company.
     (d) Equity Grants. The Executive shall be eligible for annual grants of equity incentive compensation as determined in the discretion of the MDECC, provided that grants shall be made on a basis substantially no less favorable than that applicable to other senior executives of the Company. The terms and conditions of equity grants to the Executive shall be determined pursuant to the terms and conditions of the plans and agreements under and subject to which they are or were made (and further subject to the provisions of Section 5(c)(ix) hereof).
     (e) Executive Compensation Plans. The Executive shall be eligible to participate in any executive compensation plans that are not the subject of the preceding provisions of this Section 3 on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable to other senior executives of the Company.
     (f) Certain Other Benefits. During the Employment Period, the Company shall provide the Executive with the following benefits on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable to other senior executives of the Company (and, in the case of social club memberships, on a basis substantially no less favorable than that in effect immediately before the Separation): (A) social club memberships; (B) use of Company aircraft, if any (subject to the imputation of income to the Executive in accordance with the “standard industry fare level” methodology specified in U.S. Treasury Regulations); and (C) “umbrella” liability insurance eligibility. During the Employment Period, the Company shall provide the Executive with directors’ and officers’ liability insurance on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable to other senior executives and directors of the Company.
     (g) Expenses. The Company shall reimburse the Executive for reasonable and customary expenses incurred in connection with the Company’s business in accordance with the applicable policies of the Company in effect from time to time.
     (h) Vacation. The Executive shall be entitled to four weeks of paid vacation per calendar year in accordance with the applicable policies of the Company in effect from time to time.
     4. Termination. The Employment Period may end before the expiration date otherwise specified in Section 1 hereof in accordance with the following provisions:
     (a) Termination by the Company for Cause. The Company shall have the right at any time by vote of three-quarters (3/4) of the members of the Board (exclusive of the Executive) to terminate the Executive’s employment hereunder upon the occurrence of any of the following events: (i) a material breach of this Agreement by the Executive that is not cured within fifteen (15) days after written demand by the Company; (ii) the Executive’s conviction of a felony following the exhaustion of all appeals or a plea of guilty or nolo contendere to a felony; (iii) the Executive’s abuse of alcohol or controlled substances that has a detrimental effect upon the Executive’s performance of his duties and that is not cured within thirty (30) days after written demand by the Company; or (iv) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, and that is not cured within fifteen (15) days after written demand by the Company (all such events in clauses (i) – (iv), collectively, “Cause”). For purposes of such determination of Cause, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company, and in the event of a dispute, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists. The Executive shall have the right to address the Board with counsel present before any dismissal for Cause shall become effective.
     (b) Termination by the Company for Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the death of the Executive. The Company shall have the right to terminate the Executive’s employment hereunder upon the Executive’s Disability. For purposes of this Agreement, “Disability” shall occur if by reason of any medically determinable physical or mental impairment the Executive is unable to engage in any substantial gainful activity for a period of six (6) consecutive months, such impairment can be expected to result in death or last for a continuous period of not less than twelve (12) months, the Company shall have given the Executive a written notice of intent to terminate for reasons of Disability, and, within thirty (30) days after such notice is given, the Executive shall not have returned to the full-time performance of his duties.
     (c) Termination by the Company without Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Cause at any time by vote of the members of the Board (exclusive of the Executive).
     (d) Voluntary Termination by the Executive. The Executive shall be entitled voluntarily to terminate his employment hereunder (other than under circumstances constituting “Good Reason” as defined in Section 4(e) hereof) upon no less than fifteen (15) nor more than sixty (60) days’ prior written notice to the Company.
     (e) Good Reason Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” for termination by the Executive of his employment shall mean the occurrence of any of the following (unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination (as such terms are defined in Section 4(f) hereof) given in respect thereof): (i) a material reduction in the Executive’s authority, duties or responsibilities, which for purposes of this Agreement shall include only the failure to be re-elected to the Board or reappointed as either a member of the Board or Chief Executive Officer or the assignment to the Executive of any duties substantially inconsistent with the Executive’s status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive’s responsibilities (including, as applicable and without limitation, the Executive ceasing to be an executive officer of a public company); (ii) a material diminution in Base Salary; (iii) a material change in the geographic location at which the Executive must perform services, which for purposes of this

Agreement shall include only the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles distant from the Company’s headquarters on the Effective Date (but excluding any relocation of the Company’s headquarters within the Austin, Texas metropolitan area during the first two years of the Employment Period) or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for reasonably required travel on the Company’s business; or (iv) a material breach by the Company of the requirements of Section 3 hereof or Section 12(b) hereof. Notwithstanding the foregoing provisions of this Section 4(e), the Executive may not assert Good Reason in respect of any act or failure to act otherwise constituting Good Reason hereunder unless asserted in a Notice of Termination given in respect thereof within 90 days following the date of the first occurrence of such act or failure to act.
     (f) Notice of Termination. Any termination of the Executive’s employment hereunder (other than upon the death of the Executive) shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 8 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) if the termination is by the Company for Cause or is by the Executive under circumstances constituting Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) sets forth the date on which such termination shall be effective (the “Date of Termination”); provided that in the case of a termination by the Executive, the Date of Termination shall not be less than fifteen (15) nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination upon payment to the Executive of the full amount of Base Salary that would have been paid to the Executive had the Executive continued employment between the actual Date of Termination and the Date of Termination specified in the Notice of Termination. Except as provided in the final Sentence of Section 4(e) hereof, the failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder. Any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Section 4(f) shall not be effective.
     5. Effect of Termination of Employment.
     (a) Cause or no Good Reason. If the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason, the Executive’s Base Salary and other benefits specified in

Section 3 hereof shall be paid or provided through but not after the Date of Termination, and the Company shall have no further obligations under this Agreement.
     (b) Death or Disability. Subject to Section 5(d) hereof, if the Executive’s employment hereunder is terminated by the death or Disability of the Executive, then as soon as practicable (but in any event within five (5) days) following such termination of employment the Company shall make a lump-sum cash payment to the Executive (or his estate, as the case may be) equal to the sum of (i) Base Salary and (ii) the target bonus established under Section 3(b) hereof for the period in which such termination occurs multiplied by a fraction, the numerator of which is the number of days during the applicable performance period for which the Executive was employed hereunder and the denominator of which is the number of days in such performance period.
     (c) Without Cause or Good Reason Termination. Subject to Section 5(d) hereof, if the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to the following payments and benefits (provided that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)):
     (i) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a cash severance payment equal to the Severance Multiple (as defined below) times the sum of (A) Base Salary (without regard to any diminution giving rise to the Executive’s assertion of Good Reason) and (B) the Executive’s target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, the greatest actual annual bonus in respect of any of the two (three if the Severance Multiple is three) preceding fiscal years (including as applicable, with respect to years ending at or before the Separation, annual bonuses paid by Temple-Inland))). For purposes of this Agreement: the “Severance Multiple” shall be two (2), except that the “Severance Multiple” shall be three (3) if the applicable Date of Termination occurs either during the first two years beginning on the Effective Date or after such two-year period and within the two-year period following a Change in Control as defined in Appendix B hereto; and the “Severance Period” shall be the two (2) year period beginning on the Date of Termination, except that the “Severance Period” shall be the three (3) year period beginning on the Date of Termination if the Severance Multiple is three (3). Such payment shall be made as soon as practicable (but in any event within five (5) days) following the Date of Termination; provided that, to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, such payments shall be made not earlier than but as soon as practicable on or in any event within five (5) days after (with interest at the 6-month certificate of deposit rate published in The Wall Street Journal on the Date of Termination (or if not published on that date, on the next following date when published) or, if less, the maximum rate that will avoid, if applicable, the imposition of any additional excise taxes under Section 4999 of the Code (the “409A Interest Rate”)) the date that is six (6) months after the Date of Termination (the “409A Payment Date”)). The amount payable pursuant to this clause (i) shall be reduced by the amount of any cash severance or salary continuation benefit paid or payable to the Executive under any other plan, policy or program of the Company.
     (ii) For the Severance Period, the Company shall arrange to provide the Executive and his dependents medical, dental, life and accidental death and dismemberment benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that such health and welfare benefits shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code. To the extent that benefits of the same type are received by or made available to the Executive during the Severance Period (which such benefits received by or made available to the Executive shall be reported by the Executive to the insurance company or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable by the Executive pursuant to this clause (ii) shall be made secondary to such benefits; provided that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.
     (iii) For purposes of determining the amount of any benefit payable to the Executive and the Executive’s right to any benefit otherwise payable under any nonqualified pension plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“Pension Plan”)), maintained by the Company , and except to the extent it would result in a duplication of benefits under Section 5(c)(iv) hereof, the Executive shall be treated as if he had accumulated (after the Date of Termination) twenty-four additional months of service credit (thirty-six (36) additional months of service credit if the Severance Multiple is three) thereunder and had been credited during such period with compensation at the highest rate taken into account in respect of the two-

year period (three-year period if the Severance Multiple is three) ending immediately prior to the Date of Termination (or, if shorter, the period during which compensation is taken into account under the Pension Plan).
     (iv) In addition to the benefits to which the Executive is entitled under any defined contribution Pension Plan, the Company shall pay the Executive on or as soon as practicable (but in any event within five (5) days) following the Date of Termination (or to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or in any event within five (5) days after (with interest at the 409A Interest Rate) the 409A Payment Date) a lump sum amount, in cash, equal to the sum of (A) the amount that would have been contributed thereto or credited thereunder by the Company on the Executive’s behalf during the Severance Period (but not including as amounts that would have been contributed or credited an amount equal to the amount of any reduction in base salary, bonus or other compensation that would have occurred in connection with such contribution or credit), determined (x) as if the Executive made the maximum permissible contributions thereto or credits thereunder during such period, and (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s highest rate of compensation (as defined in the Pension Plan) taken into account in respect of the two-year period (three-year period if the Severance Multiple is three) ending immediately prior to the Date of Termination (or, if shorter, the period during which compensation is taken into account under the Pension Plan), and (B) the excess, if any, of (x) the Executive’s account balance under the Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.
     (v) Notwithstanding any provision of any annual or long-term incentive plan (exclusive of equity-based plans) to the contrary, the Company shall pay to the Executive on or as soon as practicable (but in any event within five (5) days) following the Date of Termination (or to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or in any event within five (5) days after (with interest at the 409A Interest Rate) the 409A Payment Date) a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed bonus cycle preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (B) the aggregate value of all contingent incentive compensation awards to the Executive for the uncompleted period under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of any individual and corporate performance goals established with respect to such award, multiplied by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period (or if such fraction is greater than 1/2, multiplied by one (1)).
     (vi) If the Executive would have become entitled to benefits under the Company’s post-retirement medical and life insurance plans, if any, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time within the Severance Period, the Company shall provide such post-retirement medical and life insurance benefits to the Executive commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which medical and life insurance benefits are no longer provided in accordance with Section 5(c)(ii) hereof.
     (vii) The Company shall reimburse the Executive for expenses incurred (as soon as practicable and within thirty (30) business days following the date of request for reimbursement, but in no event later than the end of the year following the year in which the expenses were incurred) for outplacement services suitable to the Executive’s position for a period of one (1) year following the Date of Termination (or, if earlier, until the first acceptance by the Executive of an offer of employment) in an amount not exceeding 15% of the sum of Base Salary (without regard to any diminution giving rise to the Executive’s assertion of Good Reason).
     (viii) For the Severance Period, the Company shall provide the Executive with perquisites (such as any use of a Company provided club membership fee reimbursements) in each case on the same terms and conditions that were applicable immediately prior to the Date of Termination or, if more favorable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason, provided that all expenses shall be reimbursed as soon as practicable and not later than the end of the year following the year in which the expenses were incurred (subject to the flush language at the end of this Section 5(c)) and in no event shall the amount of perquisites to which the Executive is entitled under this subsection (viii) for any taxable year of the Executive affect the amount of perquisites to which the Executive is entitled under this subsection (viii) for any other taxable year.
     (ix) Vesting shall accelerate and restrictions shall lapse on all unvested or restricted equity or equity-based awards in respect of the Company held by the Executive as of the Date of Termination and each stock option to acquire common stock of the Company and each stock appreciation right in respect of the Company held by the Executive as of the Date of Termination shall remain exercisable following the Date of Termination for the full term of such option or stock appreciation right. The Company also shall cause Temple-Inland and the subsidiary holding Temple-Inland’s real estate operations to provide that vesting shall accelerate and restrictions shall lapse on all unvested or restricted equity or equity-based awards in respect of Temple-Inland and such company held by the Executive as of the Date of Termination and that each stock option to acquire common stock of Temple-Inland and such company and each stock appreciation right in respect of Temple-Inland and such company held by the Executive as of the Date of Termination shall remain exercisable following the Date of Termination for the full term of such option or stock appreciation right.
To the extent the benefits to be made available under subsections (ii) and (viii) above are not medical expenses within the meaning of Treas. Reg. § 1.409A-1(b)(9)(v)(B) and are not short-term deferrals within the meaning of Section 409A of the Code, then to the extent the fair market value of such benefits during the first six months following the Date of Termination exceeds two times the lesser of the Executive’s annualized compensation based upon the Executive’s annual rate of pay for services during the taxable year of the Executive preceding the year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely had no separation from service occurred) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs, the Executive shall pay to the Company, at the time such benefits are provided, the fair market value of such benefits, and the Company shall reimburse the Executive for any such payment not later than the fifth day following the expiration of such six-month period.
     (d) Requirement of Release. Notwithstanding any other provision of this Agreement, no amounts shall be payable or otherwise due pursuant to Section 5(b) or 5(c) hereof unless (i) the Executive (or his authorized representative, if disabled or deceased) executes a release of claims against the Company in the form set forth as Appendix C hereto within thirty (30) days (or such longer period as may be required by applicable law) following the Date of Termination and (ii) the Executive (or his authorized representative, if disabled or deceased) fails to revoke such release within any period permitted by applicable law for its revocation.
     (e) Grantor Trust Requirement. To the extent that the payment of any amount due under Section 5(c)(i), (iv) or (v) hereof is delayed by reason of Section 409A(a)(2)(B)(i) of the Code, the Company shall, on or as soon as practicable after the Date of Termination, contribute the amounts otherwise payable pursuant to Section 5(c)(i), (iv) or (v) hereof, together with six months interest thereon at the 409A Interest Rate, to a grantor (“rabbi”) trust of which the Executive is the sole beneficiary (subject to the claims of the Company’s creditors, as required pursuant to applicable Internal Revenue Service guidance to prevent the imputation of income to the Executive prior to distribution from the trust), pursuant to which the amounts payable pursuant to Section 5(c)(i), (iv) and (v) hereof shall be payable from the trust, together with the appropriate amount of interest at the 409A Interest Rate, on or as soon as practicable and in any event within five (5) days after the Section 409A Payment Date, provided that to the extent such amount is paid to the Executive by the Company, the trust shall pay such amount to the Company.
     (f) Excise Tax Payment.
     (i) Whether or not the Executive becomes entitled to payments and benefits pursuant to Section 5(c) (the “Severance Payments”), if it is determined that any payment or benefit received or to be received by the Executive is a “parachute payment” within the meaning of Section 280G of the Code (all such payments and benefits, including the Severance Payments as applicable, being hereinafter called “Total Payments”) that will be subject (in whole or part) to the tax imposed under Section 4999 of the Code (the “Excise Tax”), then, subject to the provisions of Section 5(f)(ii) hereof, the Company shall pay to the Executive on or as soon as practicable following the day on which the Excise Tax is remitted (but not later than the end of the taxable year following the year in which the Excise Tax is incurred) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.
     (ii) In the event that the amount of the Total Payments does not exceed 110% of the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (the “Safe Harbor”), then Section 5(f)(i) hereof shall not apply and the noncash Severance Payments shall first be reduced (if necessary, to zero), and the cash Severance Payments shall thereafter be reduced (if necessary, to zero) so that the amount of the Total Payments is equal to the Safe Harbor; provided, however, that, to the extent permitted by Section 409A of the Code, the Executive may elect to have the cash Severance Payments reduced (or eliminated) prior to any reduction of the noncash Severance Payments.
     (iii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, unless in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the event triggering the application of Section 280G of the Code, the Company’s independent auditor (the “Auditor”), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount (within the meaning of Section 280G of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Company shall provide the Executive with its calculation of the amounts referred to in this Section 5(f)(iii) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company’s calculations. If the Executive disputes the Company’s calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.
     (iv) (I) In the event that (1) amounts are paid to the Executive pursuant to Section 5(f)(i), (2) there is a final determination by the Internal Revenue Service or, if such determination is appealed, a final determination by any court of competent jurisdiction (a “Final Determination”), that the Excise Tax is less than the amount taken into account hereunder in calculating the Gross-Up Payment, and (3) after giving effect to such Final Determination, the Severance Payments are to be reduced pursuant to Section 5(f)(ii), the Executive shall repay to the Company, within five (5) business days following the date of the Final Determination, the Gross-Up Payment, the amount of the reduction in the Severance Payments, plus interest on the amount of such repayments at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.
     (II) In the event that (1) amounts are paid to the Executive pursuant to Section 5(f)(i)), (2) there is a Final Determination that the Excise Tax is less than the amount taken into account hereunder in calculating the Gross-Up Payment, and (3) after giving effect to such Final Determination, the Severance Payments are not to be reduced pursuant to Section 5(f)(ii), the Executive shall repay to the Company, within five (5) business days following the date of the Final Determination, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.
     (III) Except as otherwise provided in paragraph (IV) below, in the event there is a Final Determination that the Excise Tax exceeds the amount taken into account hereunder in determining the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay to the Executive, within five (5) business days following the date of the Final Determination, the sum of (1) a Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment, including a Gross-Up Payment in respect of any Excise Tax attributable to amounts payable under clauses (2) and (3) of this paragraph (III) (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion), (2) if Severance Payments were reduced pursuant to Section 5(f)(ii) but after giving effect to such Final Determination, the Severance Payments should not have been reduced pursuant to Section 5(f)(ii), the amount by which the Severance Payments were reduced pursuant to Section 5(f)(ii), and (3) interest on such amounts at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.
     (IV) In the event that (1) Severance Payments were reduced pursuant to Section 5(f)(ii) and (2) the aggregate value of Total Payments which are considered “parachute payments” within the meaning of Section 280G(b)(2) of the Code is subsequently redetermined in a Final Determination, but such redetermined value still does not exceed 110% of the Safe Harbor, then, within five (5) business days following such Final Determination, (x) the Company shall pay to the Executive the amount (if any) by which the reduced Severance Payments (after taking the Final Determination into account) exceeds the amount of the reduced Severance Payments actually paid to the Executive, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code, or (y) the Executive shall pay to the Company the amount (if any) by which the reduced Severance Payments actually paid to the Executive exceeds the amount of the reduced Severance Payments (after taking the Final Determination into account), plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.
     (v) If the amounts of the payments described in the preceding provisions of this subsection (f) cannot be finally determined on or before the date payment is to be made, the Company shall pay to the Executive on such day an estimate, as determined in accordance with this subsection (f), of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the date payment is to be made. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).
     (vi) The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require (but in no event shall any such payment be made after the end of the calendar year following the calendar year in which the expenses were incurred), provided that no such payment shall be made in respect of fees or expenses incurred by the Executive after the later of the tenth anniversary of the Date of Termination or the Executive’s death, and provided further, that, upon the Executive’s separation from service with the Company, in no event shall any additional such payments be made prior to the date that is six months after the date of the Executive’s separation from service to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.
     6. Confidential Information; Restrictive Covenants.
     (a) The Executive acknowledges that the Confidential Information (as defined below) obtained by him during the course of his employment with the Company, concerning the business or affairs of the Company and its affiliates (the “Business Entities”) are the property of the Company. Therefore, the Executive will hold in strictest confidence, and not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than a Business Entity, any trade secrets, non-public information, knowledge or data, or other proprietary or confidential information, including without limitation, any such information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, inventions, manufacturing or other processes, technology, designs, financing methods, plans or the business and affairs of any Business Entity (collectively, “Confidential Information”); provided that “Confidential Information” shall not include (i) any information which has become publicly known or available or known in the industry, in any case other than as a result of the Executive’s breach of this covenant, or (ii) any information that was within the Executive’s knowledge or possession before becoming employed with the Company; and provided further, that the Executive shall not be in violation of this covenant if he discloses any Confidential Information as required by any subpoena or other legal process or notice or in any disposition, judicial or administrative hearing, or trial or arbitration (though the Executive shall, to the extent permitted, give the Company notice of any such subpoena, process, or notice and will cooperate with all reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all property of the Company including any documents, memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Business Entities.
     (b) During his employment with the Company and for a period of two years thereafter (regardless of the reason for the termination of employment, the “Non-Competition Period”), the Executive will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage (for anyone other than the Business Entities) in any Competitive Enterprise anywhere in the United States, Canada, or Mexico. For the purpose hereof, a “Competitive Enterprise” shall mean any business venture engaged in lines of business similar to those of the Company or its affiliates. Neither the service by the Executive on corporate boards in accordance with the provisions of Section 2(c) hereof nor the ownership by the Executive of not more than two percent (2%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or market shall not be deemed, in and of themselves, to violate the prohibitions of this Section 6(b).
     (c) During his employment with the Company and during the Non-Competition Period, the Executive shall not take any action having the purpose or intended or foreseeable effect of interfering with or otherwise damaging, in any material respect, the Company’s business relationship with any of its suppliers or customers.

     (d) During his employment with the Company and during the Non-Competition Period, the Executive shall not, other than for the benefit of the Business Entities, directly or indirectly, employ, or knowingly permit any company or business organization directly or indirectly controlled by the Executive to employ any person who is employed by the Company, or in any manner seek to induce any such person to leave his or her employment with the Company.
     (e) If the Executive materially breaches any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies if such material breach continues and is not cured within fifteen (15) days after written demand by the Company, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity:
     (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having jurisdiction (whether by temporary restraining order, preliminary injunction, permanent injunction, injunction in aid or arbitration or otherwise) without having to post a bond, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and
     (ii) the right to discontinue the payment of any amounts or benefits owing to the Executive under this Agreement.
     (f) The Executive acknowledges that: (i) the business in which the Company is engaged is intensely competitive; (ii) the Executive’s employment by the Company will require that the Executive develop, have access to and knowledge of Confidential Information; (iii) the direct or indirect disclosure or use of any such Confidential Information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company; (iv) the Executive has developed goodwill with clients and suppliers of the Company at substantial expense to the Company; (v) the Executive will continue to develop goodwill, through substantial investment by the Company, while working for the Company; (vi) the engaging by the Executive in any of the activities prohibited by this Section 6 may constitute improper appropriation and/or use of such Confidential Information and/or goodwill; (vii) the services to be rendered by the Executive to the Company are of a special and unique character; (viii) the Executive has been fully advised by counsel in connection with his entering into this Agreement, including as to statutory and common law regarding the enforceability of the Restrictive Covenants; and (ix) enforcement of the Restrictive Covenants will not unduly limit the Executive’s ability to support himself or his family or to earn a livelihood. The Executive expressly acknowledges that the Confidential Information and goodwill of the Company constitute protectible business interests of the Company and that the Restrictive Covenants are fair, reasonable, valid, and enforceable.
     (g) The Executive acknowledges and agrees that each of the Restrictive Covenants is given by the Executive as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement.
     (h) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees that the Restrictive Covenants, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
     (i) For purposes of this Section 6 and Section 7 hereof, the “Company” refers to the Company and any of its parents, subsidiaries, subdivisions or affiliates.
     7. Developments.
     (a) If at any time or times during the Employment Period, the Executive (either alone or with others) makes, conceives, discovers or reduces to practice or causes to be made, conceived, discovered or reduced to practice, any intellectual property or any interest or rights therein (whether or not patentable or registrable under trademark, copyright or similar statutes or subject to analogous protection), including without limitation any invention, modification, discovery, design, development, improvement, process, software program, original work of authorship, trademark, documentation, formula, data, technique, know-how or trade secret (collectively referred to as “Developments”) that (i) relates to the business of the Company or any customer of, or supplier to, the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to the Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company when used for Company purposes and not for incidental personal purposes, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its successors, assigns, and nominees and the Executive (1) shall promptly make full written disclosure to the Company (or any persons designated by it) of each such Development, (2) will hold in trust each such Development for the sole right and benefit of the Company, and (3) hereby assigns all right, title and interest the

Executive may have or acquire in each such Development and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation. The Executive further acknowledges that all original works of authorship which are prepared by the Executive (either alone or with others) within the scope of the Executive’s employment and which are protectible by copyright are “works made for hire” as that term is defined in the United States Copyright Act.
     (b) The Executive will, during the Employment Period and at any time thereafter, at the request and cost of the Company, assist the Company and/or its designee in every proper way to secure the Company’s rights in the Developments and any copyrights, patents, trademarks and/or other intellectual property rights relating thereto in any and all countries, including without limitation the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary or desirable in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Developments and any copyrights, patents, trademarks or other intellectual property rights relating thereto. In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any document relating to any United States or foreign patents, copyrights, trademarks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and in the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright, trademark or other analogous protection thereon with the same legal force and effect as if executed by the Executive.
     (c) The Executive hereby acknowledges and agrees that the provisions of this Section 7 are reasonable and valid.
     8. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by local courier, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (c) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:
     For notices and communications to the Company:
1300 Mopac Expressway South
Austin, TX 78746
Attention: General Counsel

For notices and communications to the Executive:
          At the most recent address on file in the records of the Company
Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.
     9. Governing Law; Interpretation. This Agreement shall be construed under and governed by the laws of the State of Texas, without reference to its conflicts of law principles. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
     10. Withholding; Payment. Notwithstanding any other provision of this Agreement, the Company (or, as applicable, the trust established under Section 5(e) hereof) may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations. All cash amounts required to be paid hereunder shall be paid in United States dollars.
     11. Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance; provided that any such amendment, modification, supersession, cancellation, renewal, extension or waiver by the Company must be approved by the Board. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
     12. Successors and Assigns.
     (a) This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.
     (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to be obligated to perform this Agreement (whether by reason of express assumption by the successor or by operation of law) in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     13. Non-Exclusivity of Rights. Except as may otherwise be specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract, or agreement, as the case may be, except as explicitly modified by this Agreement.
     14. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 5(c)(ii) hereof, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or any self-employment.
     15. Settlement of Disputes.
     (a) Optional Arbitration. In consideration of the substantial payments and benefits provided to the Executive under this Agreement, the Executive agrees that the Company may, but is not required to, submit to arbitration any dispute or controversy arising between the Company and the Executive including, but not limited to, any claim of discrimination under state or federal law. If the Company elects to have any such dispute or controversy resolved by arbitration, then any such arbitration proceedings shall be conducted in Austin, Texas in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association then in effect by a panel of three arbitrators, one chosen by each of Executive and the Company, with the third arbitrator to be chosen by the other two arbitrators or if the two arbitrators cannot agree upon a third arbitrator, then by the President of the American Arbitration Association; provided, however, that the Company may seek an injunction including, but not limited to, an injunction in aid of arbitration from any court of competent jurisdiction to enforce the Restrictive Covenants. Judgment may be entered on the arbitrator’s award in any court having jurisdiction and attorney fees will be awarded to the prevailing party.
     (b) Jurisdiction and Venue if no Arbitration. If the Company does not make the election described in subsection (a), above, any dispute or controversy arising out of Executive’s employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be brought exclusively in federal or state court with venue in Austin, Texas and each party hereby irrevocably submits to the jurisdiction of such courts.
     (c) Fees and Expenses. Any reasonable fees or expenses incurred by the Executive in connection with any proceeding described in this Section 15 shall be reimbursed by the Company as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the fee or expense is incurred); provided that the Executive shall be required to promptly return any such reimbursements to the Company if the Executive does not prevail in such proceeding and the arbitrator or court (as the case may be) determines that the Executive’s actions in respect of such proceeding were not in good faith; provided, further, that, upon the Executive’s separation from service with the Company, in no event shall any additional reimbursements be made prior to the date that is six months after the date of the Executive’s separation from service to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to the Executive for such fees or expenses incurred after the later of (i) the Executive’s death and (ii) the date that is 10 years after the date of the Executive’s separation from service with the Company.
     16. Agreement Preparation Fees; Indemnification.
     (a) The Company shall promptly reimburse the Executive for reasonable and customary attorney’s fees incurred by the Executive in the negotiation and documentation of this Agreement upon receipt of supporting documentation reasonably satisfactory to the Company.
     (b) During and following the Employment Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance or status as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Company’s indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).

     17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
     18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
     19. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them with respect to that subject matter. The Existing CIC Agreement shall be of no further force or effect upon the occurrence of the Separation and the Executive waives all rights that may have accrued thereunder. The provisions of the preceding sentence are also for the benefit of, and shall be enforceable by, Temple-Inland.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GUARANTY FINANCIAL GROUP INC.

By:	/s/ Kenneth M. Jastrow, II
Name: Kenneth M. Jastrow, II
Title: Chairman of the Board

KENNETH R. DUBUQUE

/s/ Kenneth R. Dubuque

APPENDIX A
Set forth below are the corporate boards on which service of the Executive is approved as of the Effective Date pursuant to Section 2(c) of the Employment Agreement to which this Appendix A forms a part:
1.
2.
3.

APPENDIX B
For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clauses (a), (b) or (c) of paragraph (III) below;
     (II) within any twenty-four (24) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;
     (III) there is consummated a merger, consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or any recapitalization of the Company (for purposes of this paragraph (III), a “Business Event”) unless, immediately following such Business Event (a) the directors of the Company immediately prior to such Business Event continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, (b) the voting securities of the Company outstanding immediately prior to such Business Event continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Business Event, and (c) in the event of a recapitalization, no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity or any parent thereof (except to the extent such ownership existed prior to the Business Event);
     (IV) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company;
     (V) there is consummated an agreement for the sale, disposition or long-term lease by the Company of substantially all of the Company’s assets, other than (a) such a sale, disposition or lease to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition or (b) the distribution directly to the Company’s shareholders (in one distribution or a series of related distributions) of all of the stock of one or more subsidiaries of the Company that represent substantially all of the Company’s assets; or
     (VI) any other event that the Board, in its sole discretion, determines to be a Change in Control for purposes of this Agreement.
     Notwithstanding the foregoing, a “Change in Control” under clauses (I) through (V) above shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions.
For purposes of this definition of “Change in Control”:
     “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
     “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof,

except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

APPENDIX C
GENERAL RELEASE OF CLAIMS AGREEMENT
     This General Release of Claims Agreement (hereinafter referred to as “this Agreement”) is made by and between GUARANTY FINANCIAL GROUP INC. (hereinafter referred to as the “Company”) and KENNETH R. DUBUQUE (hereinafter referred to as “Employee”) and is effective as of the date of Employee’s signature below.
     In consideration of their mutual promises and obligations set out below, Company and Employee agree to the following terms:
     1. Conditions of Separation. Employee’s employment with Company will terminate effective with the close of business on [DATE] (the “Separation Date”).
     2. Payments and Other Considerations. The parties agree that certain portions of the consideration described in Section 5 of the Employment Agreement between Employee and the Company dated August 9, 2007 (“Employment Agreement”) would not be paid to Employee but for his execution of this General Release of Claims Agreement.
     EMPLOYEE UNDERSTANDS THAT THIS GENERAL RELEASE OF CLAIMS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     3. Waiver and Release of All Claims. In consideration of the agreements made by Company in this Agreement, Employee on behalf of himself, his agents, representatives, executors, attorneys, administrators, heirs or assigns, hereby releases, acquits and forever discharges Company, its divisions, parent, subsidiaries, affiliates, predecessors, assigns, successors, officers, officials, directors, shareholders, employees, agents, and each of them, whether past or present (hereinafter collectively referred to as the “Releasees”), from any and all charges, actions, causes of actions, claims, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees and with regard to the payment of all wages, benefits, back pay, debts, obligations, compensatory damages, punitive damages, actual damages, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of Employee’s employment with and/or separation of employment from Company or any Releasee and/or any other occurrence or claim whatsoever, known or unknown, arising on or before the effective date of this Agreement, including, but not limited to:
a. Claims which could have arisen under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans With

Disabilities Act; the Age Discrimination in Employment Act, as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; the Texas Commission on Human Rights Act, and/or any other federal, state or municipal employment discrimination statute (including claims based on sex, sexual harassment, sexual orientation, age, race, national origin, religion, ancestry, harassment, marital status, handicap, disability, retaliation, any other legally protected group status, and/or attainment of benefit plan rights); and/or
b. Claims arising out of any other federal, state, or local statute, law, constitution, ordinance or regulation;
c. Any other claim whatsoever including, but not limited to, claims relating to implied or express employment contracts; and/or
d. Claims based on theories of tort, whether under common law or otherwise, but excluding claims which Employee cannot by law waive and any claims for breach of this Agreement. Notwithstanding the general language of this release, it is understood that Employee’s release of claims is not intended to waive any rights Employee may have: (i) to indemnification as set forth under Section 16 of the Employment Agreement or (ii) as a terminating employee to: (a) benefits under the Employment Agreement or any vested benefits under a benefit plan which by its terms specifically provides for the vesting of benefits; (b) to apply for unemployment compensation benefits under state law; or (c) to elect COBRA continuation coverage.
     4. Entire Agreement. This Agreement together with the Employment Agreement constitutes the entire agreement between Employee and Company. No other promises or agreement shall be binding unless hereafter in writing and signed by both parties.
     5. Time To Review, Attorney Consultation & Revocation. Employee acknowledges and agrees that Company is hereby advising him that: (a) this Agreement contains a release of claims under the Age Discrimination in Employment Act, as amended; (b) he can and should consult with an attorney with respect to the matters contained in this Agreement; (c) he has been given a period of at least [forty-five (45)/twenty one (21)] days to decide whether to accept its terms; (d) he may accept this offer at any point during that time by returning this Agreement, signed by him, to [NAME, ADDRESS], within that time period; and (e) he may revoke this Agreement any time during a period of up to seven (7) days from the date he tenders this signed Agreement to Company.

Any revocation must be made in writing and be delivered by hand or otherwise within the required time to [NAME] at the address above. Employee understands that he will receive severance payments and benefits pursuant to the Employment Agreement only once this 7-day revocation period has expired and this Agreement becomes final and irrevocable.
     6. Separability. If any portion of this Agreement is found to be unenforceable, the remainder of this Agreement shall remain in full force and effect.
     7. Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to its conflicts of law principles.
     8. Non-Admission. All parties acknowledge that this Agreement does not constitute an admission by Company of any liability whatsoever, but results from the desire to expeditiously resolve possibly disputed issues of fact and law, and further acknowledge that Company denies all allegations of violation of any law, statute, ordinance, regulation, common law, tort or contract.
     9. Full Knowledge, Consent and Voluntary Signing of Agreement. Employee acknowledges and agrees that: (a) he has carefully read this Agreement and fully understands its meaning, intent and terms; (b) he has full knowledge of its legal consequences; (c) he agrees to all the terms of this Agreement and is voluntarily signing below; (d) other than as stated herein, he attests that no promise or inducement has been offered for this Agreement; and (e) he is legally competent to execute this Agreement and accepts full responsibility therefor.
     10. Standards of Business Conduct Certification. Employee acknowledges that he has read and understood the Company’s Standards of Business Conduct and Ethics (“SOBCE”). In this connection Employee certifies to Company that: (a) he has in the past reported through the SOBCE’s reporting procedures any violations of the SOBCE of which he was aware; (b) he is aware of no other violations of the SOBCE which he has not previously reported; and (c) he is not aware of any conduct by any employee of Company (or any part of the Company) that he believes may constitute a violation of any laws or regulations relating to fraud against shareholders. The only exception(s) to these certifications by Employee, if any, are the following matters:                                        .
[These lines to be filled-in by Employee, if applicable, at the time he signs this Agreement. If he leaves these lines blank, Employee agrees that he has nothing to report. Note: reporting information in this section does not in any way adversely affect any of Employee’s rights and responsibilities set out in this Agreement.]

WHEREFORE, EMPLOYEE AGREES THAT HE HAS READ AND VOLUNTARILY ENTERED INTO THIS AGREEMENT WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE.

EMPLOYEE:	COMPANY:

By

KENNETH R. DUBUQUE	Title:

Date:	Date:

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